Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Receives Favorable Ruling for Continued Nasdaq Listing

Trading symbol will return to “DMRC” effective Friday, April 15

Beaverton, Ore. — April 13, 2005 — Digimarc Corporation (NASDAQ: DMRCE) today announced that the Nasdaq Listing Qualifications Panel has notified the Company of its determination to continue listing of the Company’s securities on The Nasdaq National Market.  Effective with the opening of business on Friday, April 15, 2005, the fifth character “E” that has been appended to the Company’s trading symbol will be removed and the Company’s trading symbol returned to DMRC.

As previously announced, Digimarc’s securities were subject to potential delisting from The Nasdaq National Market because of its failure to timely file its Form 10-Q for the quarter ended September 30, 2004 and Form 10-K for the year ended December 31, 2004.  By filing such Form 10-Q and Form 10-K on April 7, 2005, the Panel deemed the Company to be in substantial compliance with all requirements for continued listing on The Nasdaq National Market.

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 189 issued U.S. patents with more than 3,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more Company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Digimarc is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.

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